As filed with the Securities and Exchange Commission on July 14, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

General Mills, Inc.
(Exact name of registrant as specified in its charter)

Delaware	41-0274440
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
Number One General Mills Boulevard
Minneapolis, Minnesota 55426
(763) 764-7600
(Address and telephone number of registrant’s principal executive offices)
Roderick A. Palmore, Esq.
Executive Vice President and General Counsel
General Mills, Inc.
Number One General Mills Boulevard
Minneapolis, Minnesota 55426
(763) 764-7600
(Name, address and telephone number of agent for service)

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

	Amount	Proposed maximum	Proposed maximum
Title of each class of	to be	offering price	aggregate offering	Amount of
securities to be registered	registered(1)	per unit(2)	price(2)	registration fee
Common Stock, par value $0.10 per share	892,535	$61.11	$54,538,351.18	$2,143.36

(1)	Pursuant to Rule 416(a), also covers additional securities that may become issuable as a result of stock splits, stock dividends or similar transactions.

(2)	This amount is estimated only to determine the amount of the registration fee pursuant to Rule 457(c). The actual aggregate offering price could be higher or lower. The proposed maximum offering price is based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on July 8, 2008.

     PROSPECTUS
General Mills, Inc.
892,535 SHARES
COMMON STOCK

This prospectus relates to resales by selling stockholders of shares of common stock of General Mills, Inc. We will not receive any proceeds from this offering. The selling stockholders, formerly shareholders of Humm Foods, Inc., acquired their shares of our common stock in a private placement in connection with our acquisition of Humm Foods, Inc.
Our common stock is listed on The New York Stock Exchange under the symbol “GIS.” On July 11, 2008, the last reported sale price for our common stock was $63.14 per share.
We will not be paying any underwriting discounts or commissions in connection with this offering.

Investing in our common stock involves risks. A description of these risks can be found under the heading “Risk Factors” on page 2 in this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 14, 2008.

i

ABOUT THIS PROSPECTUS
     This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (SEC). By using a shelf registration statement, the selling stockholders may sell, from time to time, our securities.
     You should rely only on the information incorporated by reference or provided in this prospectus. Neither we nor the selling stockholders have authorized anyone else to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus does not constitute an offer to sell, nor a solicitation of an offer to buy, any of the securities offered in this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus nor any sale made under this prospectus of the securities described herein shall under any circumstances imply, and you should not assume, that the information provided by this prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.
     Except as otherwise indicated or required by the context, all references in this prospectus to “General Mills,” “we,” us” and “our” are to General Mills, Inc. and its consolidated subsidiaries.
     All references in this prospectus to “$,” “U.S. dollars” and “dollars” are to United States dollars.
     Trademarks and servicemarks owned or licensed by us are set forth in capital letters in this prospectus.

WHERE YOU MAY FIND MORE INFORMATION ABOUT GENERAL MILLS
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street N.E., Room 1580, Washington, D.C., 20549. Please call the SEC at 1-800-732-0330 for further information on the public reference facilities and its copy charges.
     We have filed with the SEC a registration statement on Form S-3 to register the shares offered hereby. This prospectus is part of the registration statement. As allowed by SEC rules, this prospectus does not contain all of the information that is in the registration statement and the exhibits to the registration statement. For further information regarding General Mills, investors should refer to the registration statement and its exhibits. The full registration statement can be obtained from the SEC as indicated above.
     The SEC allows us to incorporate by reference the information we file with the SEC into this prospectus. This means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC that contains that information. The information incorporated by reference is considered to be part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and, where applicable, modify or supersede the information included or incorporated by reference in this prospectus. We incorporate by reference the documents listed below (other than any portions of any such documents that are not deemed “filed” under the Securities Exchange Act of 1934, as amended (Exchange Act), in accordance with the Exchange Act and applicable SEC rules) and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and before the filing of a post-effective amendment to that registration statement that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold:
•	our Annual Report on Form 10-K for the fiscal year ended May 25, 2008; and

•	the description of our capital stock contained in our Registration Statement on Form S-3 (File No. 333-145358) filed with the SEC on August 9, 2007.
     You may request a copy of these filings (excluding exhibits to those documents unless they are specifically incorporated by reference into those documents) at no cost by writing or telephoning us at the following address and phone number:
General Mills, Inc.
Number One General Mills Boulevard
Minneapolis, Minnesota 55426
Attention: Corporate Secretary
1-763-764-7600

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     We may from time to time make forward-looking statements, including statements contained in this prospectus, the documents incorporated by reference in this prospectus, our filings with the SEC and our reports to stockholders.
     The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “plan,” “project” or similar expressions identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results and those currently anticipated or projected. We wish to caution you not to place undue reliance on any such forward-looking statements, which speak only as of the date made.
     In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are identifying important factors that could affect our financial performance and could cause our actual results for future periods to differ materially from any current opinions or statements.
     Our future results could be affected by a variety of factors, such as:
•	competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions and promotional activities of our competitors;

•	economic conditions, including changes in inflation rates, interest rates or tax rates;

•	product development and innovation;

•	consumer acceptance of new products and product improvements;

•	consumer reaction to pricing actions and changes in promotion levels;

•	acquisitions or dispositions of businesses or assets;

•	changes in capital structure;

•	changes in laws and regulations, including labeling and advertising regulations;

•	impairments in the carrying value of goodwill, other intangible assets or other long-lived assets, or changes in the useful lives of other intangible assets;

•	changes in accounting standards and the impact of significant accounting estimates;

•	product quality and safety issues, including recalls and product liability;

•	changes in consumer demand for our products;

•	effectiveness of advertising, marketing and promotional programs;

•	changes in consumer behavior, trends and preferences, including weight loss trends;

•	consumer perception of health-related issues, including obesity;

•	consolidation in the retail environment;

•	changes in purchasing and inventory levels of significant customers;

•	fluctuations in the cost and availability of supply chain resources, including raw materials, packaging and energy;

•	disruptions or inefficiencies in the supply chain;

•	volatility in the market value of derivatives used to hedge price risk for certain commodities;

•	benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities;

•	failure of our information technology systems;

•	resolution of uncertain income tax matters;

•	foreign economic conditions, including currency rate fluctuations; and

•	political unrest in foreign markets and economic uncertainty due to terrorism or war.
     We undertake no obligation to publicly revise any forward-looking statements to reflect events or circumstances after the date of those statements or to reflect the occurrence of anticipated or unanticipated events.

ABOUT GENERAL MILLS
Company Overview
     We are a leading global manufacturer and marketer of branded consumer foods sold through retail stores. We are also a leading supplier of branded and unbranded food products to the foodservice and commercial baking industries. We manufacture our products in 16 countries and market them in more than 100 countries. Our joint ventures manufacture and market products in more than 130 countries and republics worldwide. Our fiscal year ends on the last Sunday in May. All references to our fiscal years are to our fiscal years ending on the last Sunday in May of each such period.
     We were incorporated under the laws of the State of Delaware in 1928. We employ approximately 29,500 persons worldwide. Our principal executive offices are located at Number One General Mills Boulevard, Minneapolis, Minnesota 55426; our telephone number is (763) 764-7600. Our Internet website address is http://www.generalmills.com. See “Where You May Find More Information About General Mills” for details about information incorporated by reference into this prospectus.
Business Segments
     We have three operating segments organized by type of customer and geographic region:
•	U.S. Retail;

•	International; and

•	Bakeries and Foodservice.
U.S. Retail
     Our U.S. Retail segment accounted for approximately 66 percent of our total fiscal 2008 net sales. Our U.S. Retail segment reflects business with a wide variety of grocery stores, mass merchandisers, membership stores, natural food chains, and drug, dollar and discount chains operating throughout the United States. Our major product categories in this business segment are ready-to-eat cereals, refrigerated yogurt, ready-to-serve soup, dry dinners, shelf stable and frozen vegetables, refrigerated and frozen dough products, dessert and baking mixes, frozen pizza and pizza snacks, grain, fruit and savory snacks, microwave popcorn and a wide variety of organic products including soup, granola bars and cereal.
International
     Our International segment accounted for approximately 19 percent of our total fiscal 2008 net sales. In Canada, our major product categories are ready-to-eat cereals, shelf stable and frozen vegetables, dry dinners, refrigerated and frozen dough products, dessert and baking mixes, frozen pizza snacks, and grain, fruit and savory snacks. In markets outside North America, our product categories include super-premium ice cream, grain snacks, shelf stable and frozen vegetables, dough products and dry dinners. Our International segment also includes products manufactured in the United States for export, mainly to Caribbean and Latin American markets, as well as products we manufacture for sale to our international joint ventures. Revenues from export activities are reported in the region or country where the end customer is located.
Bakeries and Foodservice
     Our Bakeries and Foodservice segment accounted for approximately 15 percent of our total fiscal 2008 net sales. In our Bakeries and Foodservice segment, we sell branded ready-to-eat cereals, snacks, dinner and side dish products, refrigerated and soft-serve frozen yogurt, frozen dough products, branded baking mixes and custom food items. Our customers include foodservice distributors and operators, convenience stores, vending machine operators, quick service and other restaurant operators, and business and school cafeterias in the United States and Canada. In addition, we market mixes and unbaked and fully baked frozen dough products throughout the United States and Canada to retail, supermarket and wholesale bakeries.
Joint Ventures
     In addition to our consolidated operations, we participate in several joint ventures.
     We have a 50 percent equity interest in Cereal Partners Worldwide (CPW), which manufactures and markets ready-to-eat cereal products in more than 130 countries and republics outside the United States and Canada. CPW also markets cereal bars in several European countries and manufactures private label cereals for customers in the United Kingdom. We have 50 percent equity interests in Häagen-Dazs Japan, Inc. and Häagen-Dazs Korea Company. These joint ventures manufacture, distribute and market HÄAGEN-DAZS ice cream products and frozen novelties.

RISK FACTORS
     An investment in the shares involves risks. Before deciding whether to purchase the shares, you should consider the risks discussed below or elsewhere in this prospectus, including those set forth under the heading “Cautionary Statement Regarding Forward-Looking Statements”, and in our filings with the SEC that we have incorporated by reference in this prospectus. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also impair our business operations.
     Any of the risks discussed below or elsewhere in this prospectus or in our SEC filings incorporated by reference in this prospectus, and other risks we have not anticipated or discussed, could have a material impact on our business, financial condition, results of operations or prospects.
The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell the shares when you want or at prices you find attractive.
     The price of our common stock on the New York Stock Exchange (NYSE) constantly changes. We expect that the market price of our common stock will continue to fluctuate.
     In addition, the stock markets from time to time experience price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies and that may be extreme. These fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.
     For a further discussion of risks affecting our common stock, see the factors set forth above under “Cautionary Statement Regarding Forward-Looking Statements” and the discussion of our business and related matters set forth in the information incorporated in this prospectus by reference.
Future sales of our common stock or equity-related securities in the public market could adversely affect the trading price of our common stock and our ability to raise funds in new stock offerings.
     In the future, we may sell additional shares of our common stock to raise capital. In addition, shares of our common stock are reserved for issuance on the exercise of stock options. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. Sales of significant amounts of our common stock or equity-related securities in the public market, or the perception that such sales will occur, could adversely affect prevailing trading prices of our common stock and could impair our ability to raise capital through future offerings of equity or equity-related securities. Future sales of shares of our common stock or the availability of shares of our common stock for future sale could adversely effect the trading price of our common stock.
We can issue shares of preference stock that may adversely affect your rights as a holder of our common stock.
     Our certificate of incorporation currently authorizes the issuance of five million shares of cumulative preference stock. Our board of directors is authorized to approve the issuance of one or more series of preference stock without further authorization of our stockholders and to fix the number of shares, the designations, the relative rights and the limitations of any series of preference stock. As a result, our board, without stockholder approval, could authorize the issuance of preference stock with voting, conversion and other rights that could proportionately reduce, minimize or otherwise adversely affect the voting power and other rights of holders of our common stock or other series of preference stock or that could have the effect of delaying, deferring or preventing a change in our control.

USE OF PROCEEDS
     We will not receive any of the proceeds from the sale by the selling stockholders of the shares.
PRICE RANGE OF COMMON STOCK
     Our common stock is listed on the NYSE under the symbol “GIS.” The following table sets forth the high and low closing sales prices of our common stock as reported by the NYSE for the fiscal quarters indicated.

	High	Low
Fiscal 2007
First quarter	$54.21	$49.27
Second quarter	57.25	51.50
Third quarter	59.23	55.51
Fourth quarter	61.11	54.57
Fiscal 2008
First quarter	61.52	54.17
Second quarter	59.67	55.52
Third quarter	61.40	51.43
Fourth quarter	62.50	54.50
Fiscal 2009
First quarter (through July 11, 2008)	63.71	59.87
     On July 11, 2008, the last reported sale price for our common stock on the NYSE was $63.14 per share.
DIVIDEND POLICY
     Dividends paid to common stockholders totaled $529.7 million ($1.57 per share) in fiscal 2008 and $505.2 million ($1.44 per share) in fiscal 2007. Our board of directors approved a quarterly dividend increase from $0.40 per share to $0.43 per share effective with the dividend payable on August 1, 2008.
     The payment of future dividends is subject to the discretion of our board of directors which will consider, among other factors, our operating results, overall financial condition and capital requirements, as well as general business and market conditions.

SELLING STOCKHOLDERS
     We are registering the shares of common stock covered by this prospectus on behalf of the selling stockholders named in the table below. We issued the shares to the selling stockholders in a private placement transaction in connection with our acquisition of Humm Foods, Inc. (Humm Foods) on June 11, 2008. Selling stockholders, including their transferees, pledgees or donees or their successors (all of whom may be selling stockholders), may from time to time offer and sell pursuant to this prospectus any or all of the shares. When we refer to the “selling stockholders” in this prospectus, we mean those persons listed in the table below, as well as their transferees, pledges or donees or their successors.
     The following table sets forth certain information provided to us by the selling stockholders, including the name of each selling stockholder, the number of shares of our common stock beneficially owned by each selling stockholder, the number of shares that may be offered under this prospectus and the number of shares of our common stock beneficially owned by each selling stockholder after this offering is completed. Except as set forth in the table below, none of the selling stockholders has had a material relationship with us within the past three years. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that each selling stockholder may offer under this prospectus. The information is based on information provided by or on behalf of the selling stockholders to us in a selling stockholder questionnaire and is as of the date specified by the selling stockholders in such questionnaires. The selling stockholders may sell some, all or none of their shares. We have assumed for purposes of the table below that the selling stockholders will sell all of their shares pursuant to this prospectus and that any other shares of our common stock beneficially owned by the selling stockholders will continue to be beneficially owned. In addition, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which they provided the information regarding their shares in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (Securities Act). All of the shares were “restricted securities” under the Securities Act prior to this registration.

			Number of
			Shares
	Number of Shares	Number of	Beneficially
	Beneficially Owned	Shares Being	Owned After
Selling Stockholder (1)	Prior to Offering (2)	Offered	Offering (3)
Gordon John Cooper (4)	16,226	16,226	—
Christine Czubaty	16,226	16,226	—
Raymond Todd Dutkin	48,684	48,684	—
Scott J. Emeson	20,285	20,285	—
Leo and Carol Hunt (4)	32,455	32,455	—
Joseph J. Jenkins	8,113	8,113	—
Patricia A. Jenkins	8,113	8,113	—
George G. Katich	16,226	16,226	—
Kent A. Lemburg	16,226	16,226	—
Keith Mitchell Loop	8,112	8,112	—
Lara S. Merriken (4)	312,396	312,396	—
William G. Merriken (5)	202,855	202,855	—
William J. Nadler	40,570	40,570	—
Michael Schwab	32,455	32,455	—
David John Sorley (4)	16,226	16,226	—
Stettner Family Trust Dated August 15, 2007 (6)	81,141	81,141	—
Nealy A. Vicker	16,226	16,226	—

Total	892,535 (7)	892,535	—

(1)	Information regarding the selling stockholders may change from time to time. Any such changed information will be set forth in supplements to this prospectus if required.

(2)	Based on 336,202,897 shares of common stock outstanding as of June 27, 2008, no selling stockholder owns 1% or more of our common stock.

(3)	For purposes of computing the number of shares to be held by the selling stockholders after the conclusion of this offering, we have assumed for purposes of the table above that the selling stockholders named above will sell all of the shares offered by this prospectus, and that any other shares of our common stock beneficially owned by these selling stockholders will continue to be beneficially owned.

(4)	Mr. Cooper, Mr. Hunt, Ms. Merriken and Mr. Sorley are employed by us.

(5)	Mr. Merriken is providing consulting services to us pursuant to a Transition Services Agreement dated June 11, 2008.

(6)	Gary C. Stettner and Leslie O. Stettner are the trustees of the Stettner Family Trust Dated August 15, 2007. Each trustee, acting alone, has voting and dispositive power over the shares. Mr. Stettner is providing consulting services to us pursuant to a Transition Services Agreement dated June 11, 2008. Mr. Stettner served as a representative of the selling stockholders in several agreements with us related to our acquisition of Humm Foods.

(7)	Includes 24,323 shares currently held by U.S. Bank National Association pursuant to the Pledge Agreement, dated June 11, 2008, by and among General Mills, Inc., Gary Stettner, as the Shareholder Representative, and U.S. Bank National Association. The Pledge Agreement was entered into in connection with our acquisition of Humm Foods to secure any working capital adjustment and indemnification obligations of the Humm Foods shareholders. In the event that (i) there is a working capital shortfall or (ii) we are entitled to indemnification for claims arising before December 11, 2009 under the Humm Foods acquisition agreement (collectively, Shareholder Obligations), the Shareholder Obligations may be satisfied, in part, with the shares of our common stock held pursuant to the Pledge Agreement. To the extent that any of our shares of common stock held in pledge are used to satisfy the Shareholder Obligations, the selling stockholders will no longer beneficially own those shares of our common stock and such shares may not be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION
     We are registering the shares covered by this prospectus to permit holders to conduct public secondary trading of the shares from time to time after the date of this prospectus.
     The selling stockholders and their successors, including their transferees, pledgees or donees or their successors (all of whom may be selling stockholders), may sell the shares directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. Notwithstanding the foregoing, in no event will the method of distribution of the shares take the form of an underwritten offering of such shares without our prior written agreement.
     The shares may be sold in one or more transactions at:
•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.
     These prices will be determined by the selling stockholders or by agreement between such selling stockholders and underwriters, broker-dealers or agents. The aggregate proceeds to the selling stockholders from the sale of the shares offered by them will be the purchase price of the shares less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares to be made directly or through agents. We will not receive any of the proceeds from this offering.
     The sales described in the preceding paragraph may be effected in transactions:
•	on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

•	in the over-the-counter market; or

•	otherwise than on such exchanges or services or in the over-the-counter market.
     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
     In connection with the sale of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares to close out their short positions, or loan or pledge the shares to broker-dealers which in turn may sell the shares.
     Our outstanding common stock is listed for trading on the NYSE.
     In order to comply with the securities laws of some states, if applicable, the shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
     The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the shares may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profits they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to statutory liabilities, including, but not limited to, liability under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. The selling stockholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.
     To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the shares. Selling stockholders may ultimately not sell all, and conceivably may not sell any, of the shares offered by them under this prospectus. In addition, we cannot assure you that a selling stockholder will not transfer, devise or gift the shares by other means not described in this prospectus. Furthermore, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.
     To the extent required, the specific shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement to which this prospectus relates.
     We originally issued the shares to the shareholders of Humm Foods in a transaction exempt from the registration requirements of the Securities Act. We entered into a registration rights agreement with a representative of the shareholders of Humm Foods to register the shares under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling stockholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the shares, including liabilities under the Securities Act. We have agreed, among other things, to pay all expenses of the registration statement to which this prospectus relates.
     Under the registration rights agreement, we are obligated to use our best efforts to keep the registration statement effective until the earliest of:
          (1) the date when the holders of shares are able to sell such shares under the provisions of Rule 144 without restriction; and
          (2) the date when all of the shares have been sold.
     Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified permitted exceptions set forth in the registration rights agreement. In these cases, we may prohibit offers and sales of the shares pursuant to the registration statement to which this prospectus relates.
     We may suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 90 days in any 12 month period, subject to certain specified exceptions.
VALIDITY OF THE SECURITIES
     The validity of the shares offered hereby will be passed upon for us by Chris A. Rauschl, our Corporate and Securities Counsel & Assistant Secretary.
EXPERTS
     The consolidated financial statements and related financial statement schedule of General Mills, Inc. and subsidiaries as of May 25, 2008 and May 27, 2007 and for each of the fiscal years in the three-year period ended May 25, 2008 incorporated by reference in this prospectus from General Mills’ May 25, 2008 Annual Report on Form 10-K filed with the SEC on July 11, 2008, and the effectiveness of internal control over financial reporting as of May 25, 2008, have been audited by KPMG LLP, independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
     KPMG’s report refers to the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109” on May 28, 2007. It also refers to a change during fiscal 2007 in the classification of shipping costs, a change in the annual goodwill impairment assessment date to December 1, and the adoption of Statement of Financial Accounting Standards No. 123 (Revised), “Share-Based Payment” on May 29, 2006 and Statement of Financial Accounting Standards No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Benefit Plans an amendment of Financial Accounting Standards Board Statements No. 87, 88, 106 and 132(R)” on May 27, 2007.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table sets forth the various expenses expected to be incurred by the Company in connection with the offering described in this registration statement. All amounts are estimated, except for the SEC registration fee.

SEC registration fee	$2,143
Accountants’ fees and expenses	5,000
Legal fees and expenses	8,000
Printing and miscellaneous expenses	5,000

Total	$20,143

Item 15. Indemnification of Directors and Officers.
     Under provisions of the Company’s By-laws, each person who is or was a director or officer of the Company shall be indemnified by the Company to the fullest extent permitted by Delaware law.
     Under Section 145 of the Delaware General Corporation Law, the directors and officers of the Company are entitled, under certain circumstances, to be indemnified by it against all expenses and liabilities incurred by or imposed upon them as a result of suits or actions brought against them as such directors and officers, if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, have no reasonable cause to believe their conduct was unlawful; except that no indemnification shall be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
     The Company maintains directors’ and officers’ liability insurance that reimburses the Company for certain indemnification liabilities and expenses, and covers directors and officers in certain situations where indemnification is not available from the Company.
Item 16. Exhibits.

Exhibit
Number	Description of Exhibit

4.1	Registration Rights Agreement, dated as of June 11, 2008, by and among the Registrant and Gary Stettner, as the Shareholder Representative.

5.1	Opinion of Chris A. Rauschl, Corporate and Securities Counsel & Assistant Secretary of the Registrant.

23.1	Consent of Chris A. Rauschl (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney.
Item 17. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

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          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
          (i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
          (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant the foregoing provisions described above under Item 15, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on July 14, 2008.

GENERAL MILLS, INC.
By:	/s/ Roderick A. Palmore
	Name:	Roderick A. Palmore
	Title:	Executive Vice President, General Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title
	Bradbury H. Anderson	Director	)
	Paul Danos	Director	)
	William T. Esrey	Director	)
	Raymond V. Gilmartin	Director	)
	Judith Richards Hope	Director	)
	Heidi G. Miller	Director	)
	Hilda Ochoa-Brillembourg	Director	)	By:	/s/ Donal L. Mulligan
	Steve Odland	Director	)		Donal L. Mulligan
	Kendall J. Powell	Chairman and Chief Executive Officer	)		Attorney-in-Fact
		(Principal Executive Officer))			July 14, 2008
	Lois E. Quam	Director	)
	Michael D. Rose	Director	)
	Robert L. Ryan	Director	)
	A. Michael Spence	Director	)
	Dorothy A. Terrell	Director	)

By:	/s/ Donal L. Mulligan	Executive Vice President and			July 14, 2008

	Donal L. Mulligan	Chief Financial Officer
(Principal Financial Officer)

By:	/s/ Richard O. Lund	Vice President, Controller			July 14, 2008

	Richard O. Lund	(Principal Accounting Officer)

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

4.1	Registration Rights Agreement, dated as of June 11, 2008, by and among the Registrant and Gary Stettner, as the Shareholder Representative.

5.1	Opinion of Chris A. Rauschl, Corporate and Securities Counsel & Assistant Secretary of the Registrant.

23.1	Consent of Chris A. Rauschl (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney.